                                              Exhibit 99.1

Apollo Global Management, Inc. Reports Second Quarter 2021 Results

New York, August 4, 2021 — Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today reported results for the second quarter ended June 30, 2021.
Marc Rowan, Chief Executive Officer of Apollo said, “Our second quarter results were very strong across all key performance metrics, headlined by record fee related earnings and the highest quarterly distributable earnings we have generated since 2013. Our teams remain extremely active in sourcing attractive investment opportunities for our clients, with record total capital deployment of $28 billion across our yield-centric origination platforms and our opportunistic businesses. Importantly, we are making meaningful progress on our strategy of positioning the firm for continued strong growth by building out our front-end asset origination platforms, expanding our global base of talent, and investing in leading technology to drive greater efficiency. All of this is being done to support the abundant growth opportunity in front of us and continue delivering compelling returns to all our stakeholders – now, and in the future.”
Apollo issued a full detailed presentation of its second quarter ended June 30, 2021 results, which can be viewed through the Stockholders section of Apollo’s website at http://www.apollo.com/stockholders.
Dividends
Apollo has declared a cash dividend of $0.50 per share of its Class A Common Stock for the second quarter ended June 30, 2021. This dividend will be paid on August 31, 2021 to holders of record at the close of business on August 19, 2021. Apollo intends to distribute to its Class A common stockholders on a quarterly basis substantially all of its distributable earnings after taxes and related payables in excess of amounts determined by the executive committee of its board of directors to be necessary or appropriate to provide for the conduct of its business and, at a minimum, a quarterly dividend of $0.40 per share. As previously announced, following the closing of Apollo’s proposed merger with Athene Holding Ltd., Apollo intends to distribute an annual dividend of $1.60 per share of common stock, with increases based on growth of the business, as determined by the board of directors.
Apollo has declared a cash dividend of $0.398438 per share of each of its Series A Preferred Stock and Series B Preferred Stock, which will be paid on September 15, 2021 to holders of record at the close of business on September 1, 2021.
The declaration and payment of dividends on Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock are at the sole discretion of the executive committee of Apollo Global Management, Inc.’s board of directors. Apollo cannot assure its stockholders that they will receive any dividends in the future.
Conference Call
Apollo will host a conference call on Wednesday, August 4, 2021 at 8:30 a.m. Eastern Time. During the call, members of Apollo’s senior management team will review Apollo’s financial results for the second quarter ended June 30, 2021. The conference call may be accessed by dialing (833) 614-1406 (U.S. domestic) or +1 (914) 987-7127 (international), and providing conference call ID 2704008 when prompted by the operator. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Stockholders section of Apollo’s website at www.apollo.com.
Following the call, a replay of the event may be accessed either telephonically or via audio webcast. A telephonic replay of the live broadcast will be available approximately two hours after the live broadcast by dialing (855) 859-2056 (U.S. callers) or +1 (404) 537-3406 (non-U.S. callers), passcode 2704008. To access the audio webcast, please visit Events and Presentations in the Stockholders section of Apollo’s website at www.apollo.com.

About Apollo
Apollo is a high-growth, global alternative asset manager. We seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies; yield, hybrid and opportunistic. Through our investment activity across our fully integrated platform, we serve the retirement income and financial return needs of our clients, and we offer innovative capital solutions to businesses. Our patient, creative, knowledgeable approach to investing aligns our clients, businesses we invest in, our employees and the communities we impact, to expand opportunity and achieve positive outcomes. As of June 30, 2021, Apollo had approximately $472 billion of assets under management. To learn more, please visit www.apollo.com.
Forward-Looking Statements
In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, Inc. and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries, or as the context may otherwise require. This press release may contain forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new credit, private equity or real assets funds, the impact of COVID-19, market conditions generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds, litigation risks and consummation of the merger of Apollo with Athene Holding Ltd., potential corporate governance changes and related transactions which are subject to regulatory, corporate and stockholder approvals, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2021 and Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our other filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Investor and Media Relations Contacts
For investors please contact:
Peter Mintzberg
Head of Investor Relations
Apollo Global Management, Inc.
212-822-0528
APOInvestorRelations@apollo.com

For media inquiries please contact:
Joanna Rose
Global Head of Corporate Communications
Apollo Global Management, Inc.
212-822-0491
Communications@apollo.com
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